SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 20, 2020 (August 15, 2020)

SCPHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in its Charter)

001-38293	Delaware	46-5184075
(Commission File Number)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2400 District Avenue, Suite 310 Burlington, Massachusetts	01803
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 517-0730

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	SCPH	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On August 15, 2020, scPharmaceuticals Inc. (the “Company”) entered into a Supply Agreement (the “Agreement”) with West Pharmaceutical Services, Inc. (“West”), pursuant to which the Company has agreed to purchase the SmartDose® drug delivery system developed by West (the “Product”).

Under the terms of the Agreement, West will manufacture and sell to the Company, and the Company will purchase from West, one hundred percent of the Company’s requirements for the Product in the United States on the terms set forth in the Agreement. During the term of the Agreement, West shall be the Company’s preferred supplier for the type of products covered by the Agreement.

The Agreement has an initial term of five years, which will renew automatically for successive one year terms unless the Company or West provides nine months’ notice of intent not to renew. Either party may terminate the Agreement if a material breach by the other party remains uncured for a specified period of time or the other party becomes insolvent or bankrupt. The Company also has the right to terminate the Agreement if it receives notice from the U.S. Food and Drug Administration that its New Drug Application for FUROSCIX® with the Product will not be approved or will require additional clinical trials prior to approval.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which the Company expects to file as an exhibit to its next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCPHARMACEUTICALS INC.

Date: August 20, 2020	By:	/s/ John H. Tucker
	Name:	John H. Tucker
	Title:	President, Chief Executive Officer, Principal Financial Officer and Principal Executive Officer